Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hill International, Inc. to be filed on or about November 5, 2018 of our reports dated August 31, 2018, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and our disclaimer of opinion on the effectiveness of Hill International Inc.’s internal control over financial reporting as of December 31, 2017, which reports were included in the Annual Report on Form 10-K filed on August 31, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey

November 5, 2018